Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the 30th day of January, 2013 (the “Effective Date”).

AMONG:

GREEN DRAGON WOOD PRODUCTS, INC., having an address at Unit 312, 3rd Floor, New East Ocean Centre, 9 Science Museum Road, Kowloon, Hong Kong ("Employer");

AND

KWOK LEUNG LEE, an individual having an address at c/o Green Dragon Wood Products, Inc., Unit 312, 3rd Floor, New East Ocean Centre, 9 Science Museum Road, Kowloon, Hong Kong (“Employee”)

WHEREAS, Employee has agreed to continue to serve as an Employee of Employer, and Employer has agreed to hire Employee as such, pursuant to the terms and conditions of this Employment Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE 1
EMPLOYMENT

Employer hereby affirms, renews and extends the employment of Employee as President, Chief Financial Officer, Treasurer, Secretary, Principal Executive Officer, and Principal Financial and Accounting Officer and Employee hereby affirms, renews and accepts such employment by Employer for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Board of Directors of Employer and shall use his best efforts to promote the interests and goodwill of Employer, and any affiliates, successors, assigns, parent Employers, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by the Board of Directors of Employer, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Board of Directors.

ARTICLE 3
TERM

The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of three (3) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement.

ARTICLE 4
COMPENSATION
Salary

4.1
For Employee’s services hereunder, the Employer shall pay to Employee compensation at the annual rate of Four Hundred Eighty-Seven Thousand Hong Kong Dollars (HKD487,500) commencing on the execution of this Agreement (the “Base Salary”).  The compensation shall be payable in equal installments and be paid bi-weekly.

Shares of Common Stock

4.2
On the Effective Date, Employer shall issue to Employee 2,000,000 shares of the Employer’s series A convertible preferred stock (the “Series A Preferred Stock”), to be convertible, at the option of the holder, in three equal parts, with one-third being convertible on each of the first, second and third anniversary of this Agreement, respectively. Each share of Series A Preferred Stock shall carry 50 votes and shall be convertible into 50 shares of Employer’s common stock.

4.3
Notwithstanding the rights to conversion outlined in Section 4.2 above, upon the occurrence of either (i) the Employer attaining an audited net income of $500,000 in the fiscal year ended March 31, 2014 or the Employer attaining an audited gross revenue of $17,500,000 in the fiscal year ended March 31, 2014, or (ii)  the Employer attaining an audited net income of $750,000 in the fiscal year ended March 31, 2015 or the Employer attaining an audited gross revenue of $20,000,000 in the fiscal year ended March 31, 2015 and (iii) the market price of the Employer’s Common Stock on the date of conversion is equal to greater than $0.25, all shares of  Series A Preferred Stock held by each holder shall immediately be convertible.

4.4
If prior to the third anniversary of the holder’s employment, there is a sale, conveyance or disposition of all of the assets of the Employer, an effectuation by the Employer of a transaction or series of related transactions in which more than 50% of the voting power of the Employer is disposed of, or a consolidation, merger or other business combination of the Employer with or into any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization where the Employer is not the survivor, then the holder shall be entitled to convert all shares of Series A Preferred Stock then owned as of such date.

Benefits

4.5           Such participation shall be subject to the terms of the applicable plan documents, Employer’s generally applicable policies, and the discretion of the Board of Directors or any administrative or other committee provided for in, or contemplated by, such plan.

Expense Reimbursement

4.6

Bonus

4.7           Employee shall be eligible to earn a cash bonus during the Employment Term at the discretion of the Employer’s Board of Directors, or if the Board organizes a compensation committee, such committee. Employee’s bonus, if any, shall be subject to all applicable tax and payroll withholdings.

ARTICLE 5
OTHER EMPLOYMENT

Except as may otherwise be provided for herein, during the Term of this Agreement, Employee shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Nothing in this Agreement shall preclude Employee from devoting reasonable periods required for:

(a)
serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Employer, provided that Employee must obtain the written consent of Employer;

(b)
serving as a consultant in his area of expertise (in areas other than in connection with the business of Employer), to government, industrial, and academic panels where it does not conflict with the interests of Employer; and

(c)	managing his personal investments or engaging in any other non-competing business;

provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1           Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the  wood industry  or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the wood industry, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Employee other than through his employment by Employer; (ii) information in the public domain at the time of the disclosure of such information by Employee; (iii) information that Employee can document was independently developed by Employee, prior to his employment with the Employer; (iv) information that is disclosed by Employee with the prior written consent of Employer and (v) information that is disclosed by Employee as required by law, governmental regulation or court order.

Documents

6.2           Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, not copied, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3           All ideas, inventions and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer’s work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4           During the Term, Employee will promptly disclose to the Board of Directors of Employer full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7
COVENANT NOT TO COMPETE

Except as expressly permitted in Article 5 above, during the Term of this Agreement, Employee shall not in Hong Kong or the People’s Republic of China engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or proposed to be engaged in) by Employer; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by Employer; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Employer and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Employer, any Confidential Information of Employer. The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of two (2) years following the date this Agreement is terminated. In addition, during the two-year period following such expiration or earlier termination, neither Employee nor Employer shall make or permit the making of any negative statement of any kind concerning Employer or its affiliates, or their directors, officers or agents or Employee.

ARTICLE 8
SURVIVAL

Employee agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.  Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 6, 7 and 9 shall be of no further force or effect.

ARTICLE 9
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10
TERMINATION

Termination by Employee

10.1           Employee may terminate this Agreement for Good Reason at any time upon 30 days’ written notice to Employer, provided the Good Reason has not been cured within such period of time. If the Employee terminates his employment with the Employer for Good Reason, such termination will be considered to be  effectively the same as termination without cause and  in such event, Employee shall, at the Employer’s sole discretion, be entitled to either (i) monthly salary payments for two (2) months, based on Employee’s monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of Employee’s salary for such two-month period, based on Employee’s monthly rate of base salary at the date of such termination. Employee  shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Agreement, but not been paid. Employee will otherwise cease to accrue salary and other benefits upon the date of such final payment, other than the Employer’s normal insurance policies for terminated employees.  If the Employee voluntarily terminates his employment with the Employer other than for Good Reason, the Employee shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination and accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions.

Good Reason

10.2           In this Agreement, “Good Reason” means, without Employee’s prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof:

(i)	any material failure to timely grant, or timely honor, any equity or long-term incentive award;

(ii)	failure to pay or provide required compensation and benefits;

(iii)
any failure to appoint, elect or reelect him to the position of President, Treasurer, Secretary, Principal Executive Officer, and Principal Financial and Accounting Officer of Employer; the removal of him from such position; or any changes in the reporting structure so that Employee reports to someone other than the Board of Directors of the Employer;

(iv)
any material diminution in his title or duties or the assignment to him of duties not customarily associated with Employee’s position as President, Treasurer, Secretary, Principal Executive Officer, and Principal Financial and Accounting Officer;

(v)	any relocation of Employee’s office as assigned to him by Employer, to a location more than 25 miles from Employer’s current office;

(vi)
the failure of Employer to obtain the assumption in writing of its obligation to perform the Employment Agreement by any successor to all or substantially all of the assets of Employer or upon a merger, consolidation, sale or similar transaction of Employer; or

(vii)	the voluntary or involuntary dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer.

The written notice given hereunder by Employee to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer’s receipt of such notice, during which time Employer shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

Termination by Employer

10.3           Employer may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee. For purposes of this Agreement, the term “cause” for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Employee to perform his material duties and obligations hereunder; (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of Employer. The written notice given hereunder by Employer to Employee shall specify in reasonable detail the cause for termination. For purposes of this Agreement, “family” shall mean Employee’s spouse and/or children.  In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Employer’s notice and cure the breach or other event giving rise to the termination. Employee shall cease to accrue salary, personal time off, benefits and other compensation on the date of “with cause” termination by the Employer. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions of the Employer.

Employer may terminate the employment of Employee at any time without notice and without cause.   In such event, Employee shall, at the Employer’s sole discretion, be entitled to either (i) monthly salary payments for two (2) months, based on Employee’s monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of Employee’s salary for such two-month period, based on Employee’s monthly rate of base salary at the date of such termination. Employee  shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Agreement, but not been paid. Employee will otherwise cease to accrue salary and other benefits upon the date of such final payment, other than the Employer’s normal insurance policies for terminated employees.

Termination Upon Death

10.4           If Employee dies during the Term of this Agreement, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

Termination Upon Disability

10.5           If, during the Term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then Employer may terminate this Agreement by delivering to Employee thirty (30) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of sixty (60) calendar days or ninety (90) days during any twelve month period.  Upon any such termination for Disability, Employee shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination.

ARTICLE 11
PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to Employer’s employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion. During the Term hereof, Employee shall be entitled to vacation during each year of the Term at the rate of four (4) weeks per year. Employee shall take such vacation at a time approved in advance by Employer, which approval will not be unreasonably withheld but will take into account the staffing requirements of Employer and the need for the timely performance of Employee's responsibilities.

ARTICLE 12
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

ARTICLE 13
GENERAL PROVISIONS

No Waiver

13.1           No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Modification

13.2           No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Law/Jurisdiction

13.3           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict-of-laws principles. Employer and Employee hereby consent to personal jurisdiction before all courts in the State of New York, and hereby acknowledge and agree that New York is and shall be the most proper forum to bring a complaint before a court of law.

Entire Agreement

13.4           This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein.

Severability

13.5           All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

Headings

13.6           The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

13.7           Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice with respect to same before executing this Agreement.  Employee, in executing this Agreement, represents and warranties to Employer that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

No Assignment

13.8           Employee may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Employer.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

GREEN DRAGON WOOD PRODUCTS, INC.

By: /s/ Mei Ling Law
Name: Mei Ling Law
Title: Authorized Signatory

KWOK LEUNG LEE

/s/ Kowk Leung Lee